Press Release Investor Contact: Ahmed Pasha 703 682 6451 Media Contact: Rich Bulger 703 682 6318

James Miller Joins AES Board of Directors

ARLINGTON, Va. June 21, 2013 – The AES Corporation (NYSE: AES) announced today that Mr. James Miller, former Chief Executive Officer and Chairman of PPL Corporation, has been appointed to the AES Board of Directors, effective June 20, 2013.

“Jim brings to AES’ Board substantial experience in the energy industry, both in the U.S. and internationally, including in regulated utilities and competitive power markets,” said Charles Rossotti, AES Board Chairman. “AES will benefit from Jim’s strategic insight, track record of operational improvements and disciplined capital allocation.”

With more than 35 years of experience in the energy industry, Mr. Miller most recently served as Chairman of PPL Corporation from 2006 until his retirement in March 2012. He joined PPL as President of its U.S. generation businesses in 2001. Previously, he was Executive Vice President of USEC Inc. and President of two ABB Group subsidiaries: ABB Environmental Systems and ABB Resource Recovery Systems. He began his career in the electric utility industry at the former Delmarva Power & Light Co.

Mr. Miller serves on the Boards of Rayonier, Inc., Lehigh Gas Partners LP and Crown Holdings, Inc.

Mr. Miller holds a bachelor’s degree in electrical engineering from the University of Delaware and served in the U.S. Navy nuclear submarine program.

About AES

The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 23 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 25,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2012 revenues were $18 billion and we own and manage $42 billion in total assets. To learn more, please visit www.aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Actual results could differ materially from those projected in AES’ forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in the Tender Offer Materials related to the Tender Offers and AES’ filings with the SEC, including, but not limited to, the risks discussed under Item 1A “Risk Factors” and Item 7 “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in AES’ 2012 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Anyone who desires a copy of AES’ 2012 Annual Report on Form 10-K dated on or about February 26, 2013 may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made.

#